EXHIBIT 5

Opinion and Consent of Netopia Inc.
General Counsel

February 15, 2002

Netopia, Inc.
2470 Mariner Square Loop
Alameda, CA 94501

Re:	Netopia, Inc. Registration Statement for Offering of an Aggregate of 1,400,000 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 750,000 shares of Common Stock under the 2002 Equity Incentive Plan and (ii) 650,000 shares of Common Stock under Employee Stock Purchase Plan, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DAVID A. KADISH David A. Kadish Senior Vice President and General Counsel